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                                                                    EXHIBIT 11.1

                               ALTERA CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

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                                                THREE MONTHS ENDED        NINE MONTHS ENDED
                                              ---------------------     ----------------------
                                              Sept. 30,    Sept. 30,    Sept. 30,     Sept. 30,
                                                1997         1996          1997         1996
                                              --------     --------     --------     ---------
PRIMARY:

Weighted average shares outstanding             88,782       87,308       88,332        87,320

Net effect of dilutive stock options             5,296        3,842        5,288         4,268
                                              --------     --------     --------     ---------

Total                                           94,078       91,150       93,620        91,588
                                              ========     ========     ========     =========

Net income                                    $ 38,811     $ 24,118     $112,596     $  79,823
                                              ========     ========     ========     =========

Income per share                              $   0.41     $   0.26     $   1.20     $    0.87
                                              ========     ========     ========     =========


FULLY DILUTED:

Weighted average shares outstanding             88,782       87,308       88,332       87,320

Net effect of dilutive stock options             5,296        4,312        5,352        4,296

Assumed conversion of convertible
subordinated notes                               8,990        8,990        8,990        8,990
                                              --------     --------     --------     --------

Total                                          103,068      100,610      102,674      100,606
                                              ========     ========     ========     ========

Net income                                    $ 38,811     $ 24,118     $112,596     $ 79,823

Add:
Convertible subordinated notes
interest, net of income taxes and
capitalized interest                             2,020        1,842        5,100        5,658
                                              --------     --------     --------     --------
Adjusted net income                           $ 40,831     $ 25,960     $117,696     $ 85,481
                                              ========     ========     ========     ========
Income per share                              $   0.40     $   0.26     $   1.15     $   0.85
                                              ========     ========     ========     ========

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